Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Registration Statement (Form S-3) and related Prospectus, as amended, of GoLogiq, Inc. for the registration of 25,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 27, 2023, with respect to the audited consolidated financial statements of GoLogiq, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Centurion ZD CPA & Co.
Centurion ZD CPA & Co.
Hong Kong	Certified Public Accountants
April 4, 2023